Exhibit 99.1

Solera National Bancorp, Inc. Announces Change in Executive Management

Lakewood, CO — October 28 - Solera National Bancorp, Inc. (“Company”) (OTC Bulletin Board: SLRK) announces the departure of Mr. Paul M. Ferguson as President of Solera National Bancorp, Inc., and as President and Chief Executive Officer of Solera National Bank (“Bank”), a wholly-owned subsidiary of the Company.

The Company is pleased to announce that Mr. Douglas Crichfield will assume the role of President and Chief Executive Officer of the Company and Bank, pending regulatory approval.  Mr. Crichfield has served as a director of the Company since 2006 and a director of the Bank since 2007.

Prior to being appointed President and Chief Executive Officer of the Company and the Bank, Mr. Crichfield was the Principal and Owner for the Crichfield Group, a firm which provides business consulting services for entrepreneurs with an emphasis on bank advisory work.  Prior to forming the Crichfield Group, Doug was President and Chief Executive Officer of CFX Bank based in Keene, New Hampshire and President and Chief Executive Officer of Community Bankshares, Inc, based in Concord, New Hampshire.

Basil Sabbah, Chairman of the Board, commented, “Doug’s thirty-plus years of experience in the banking industry, including extensive experience as a Chief Executive Officer, will greatly benefit the Company and the Bank as we transition into the growth phase.”

For more information, please contact:

Mr. Robert J. Fenton

Tel: 303-202-0933

Email: BFenton@solerabank.com

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings. The most significant of these uncertainties are described in our 2007 Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a very limited operating history upon which to base an estimate of its future financial performance; the Company expects to incur losses during its initial years of operations; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the departures of key personnel or directors may impair the Bank’s operations; and general economic and market conditions. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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